EXHIBIT 10.46
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, by and between Athersys, Inc., a Delaware corporation (the “Company”), and Ivor Macleod (“Executive”), is dated as of the 3rd day of December, 2021 (the “Agreement”).
Executive is party to an Employment Agreement, dated as of January 31, 2020 (the “Prior Agreement”) with the Company.
The Company wishes to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth (this Agreement shall supersede and replace, in its entirety, the Prior Agreement as of the Effective Date), and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.
In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:
1.Employment Period. This Agreement shall become effective as of December 31, 2021 (the “Effective Date”), and the Employment Period (as defined under the Prior Agreement) shall terminate as of immediately prior to the Effective Date. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set forth herein, for the period commencing on the Effective Date and ending on Executive’s Date of Termination (as defined in Section 3(f)) (the “Employment Period”).
2.Terms of Employment.
(a)Position and Duties.
(i)During the Employment Period, Executive shall serve as Chief Financial Officer of the Company with such duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer (“CEO”) of the Company. Except during such periods as otherwise agreed to from time to time by the Board of Directors of the Company (the “Board”), Executive shall perform Executive’s services at the Company’s principal executive offices in Cleveland, Ohio (subject to reasonable travel requirements commensurate with Executive’s position).
(ii)During the Employment Period, and excluding any periods of vacation, personal time off and/or and sick leave to which Executive is entitled, Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(b)Compensation.
(i)Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of $422,300 per year, payable in accordance with the normal payroll practices of the Company as may be in effect from time to time, which

Annual Base Salary shall be reviewed for merit increases from time to time at the discretion of the Compensation Committee (the “Compensation Committee”) of the Board.
(ii)Annual Incentive. During the Employment Period, beginning in 2022, Executive shall be eligible to participate in the Company’s annual cash incentive compensation program on terms and conditions substantially similar to those that apply to executive officers of the Company generally. Pursuant to such participation, Executive shall be eligible to earn an annual cash incentive payment (the “Annual Incentive Payment”) for each applicable calendar year, with a target Annual Incentive Payment opportunity equal to 40% of Annual Base Salary, based on the achievement of specified Company and/or individual performance goals (as determined annually by the Board or the Compensation Committee). Any Annual Incentive Payment opportunity will be subject to the terms and conditions of the Company’s annual cash incentive compensation program applicable thereto, including with respect to the timing of payment. Notwithstanding the foregoing, each Annual Incentive Payment opportunity granted to Executive shall be subject to the specific approval of the Board and/or the Compensation Committee. There is no guaranteed Annual Incentive Payment under this Agreement, and for each applicable year, Executive’s Annual Incentive Payment could be as low as zero or as high as the maximum Annual Incentive Payment opportunity established for such year.
(iii)Annual Equity Grant. During the Employment Period, beginning in 2022, Executive shall be eligible to participate in the Company’s annual stock-based award program on terms and conditions substantially similar to those that apply to executive officers of the Company generally. The terms of such awards shall be determined annually at the discretion of the Board and/or the Compensation Committee and shall be subject to approval by the Board and/or the Compensation Committee. Such awards shall be granted in accordance with the Company’s policies, the applicable award agreements and the applicable equity compensation plans under which such awards are granted.
(iv)Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for executive officers of the Company generally.
(v)Vacation, Personal Time Off and Holidays. During the Employment Period, Executive shall be entitled to paid vacation and/or personal time off during each calendar year in accordance with the Company’s policies then applicable to executive officers, but in no event fewer than four (4) weeks per year (pro-rated for any partial year). Unused vacation and/or personal time off days will not carry over between calendar years unless otherwise expressly provided under the applicable Company policy. Executive shall be entitled to paid holidays in accordance with the Company’s policies.
(vi)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
3.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice in accordance with Section 14(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability

Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means that in the written opinion of a qualified physician selected by the Company and agreed to by Executive (or if no agreement is reached within thirty (30) days of the commencement of discussions between the Company and Executive, then of a qualified physician agreed upon by the physician selected by the Company and a physician selected by Executive), Executive has become unable to perform his duties under this Agreement due to physical or mental illness.
(b)By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no, reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:
(i)the commission by Executive of an act of fraud, embezzlement, theft or other criminal act constituting a felony or involving moral turpitude;
(ii)Executive’s willful or wanton disregard of the rules or policies of the Company or its affiliates that results in a material loss, damage or injury to the Company or its affiliates;
(iii)the repeated failure of Executive to perform duties consistent with Executive’s position or to follow or comply with the reasonable directives of the Board or the CEO after having been given notice thereof (e.g., the insubordination of Executive); or
(iv)Executive’s breach of any provision contained in Section 8 of this Agreement.
Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause without (A) reasonable written notice to Executive specifying in detail the specific reasons for the Company’s intention to terminate for Cause, and (B) an opportunity for Executive to cure such condition constituting “Cause,” if curable, within thirty (30) days following the date on which the Company provides such notice to Executive.
(c)By Executive. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive:
(i)a material diminution in Executive’s position, duties, responsibilities, authority, or reporting relationship (except during periods when Executive is unable to perform all or substantially all of Executive’s duties and/or responsibilities as a result of Executive’s illness (either physical or mental) or other incapacity);
(ii)a material reduction in Executive’s Annual Base Salary or annual cash incentive opportunity; provided, however, that if, at any time other than on (or during the twelve-month period following) a Change in Control (as defined below), such reduction is part of a broad-based reduction (A) in the annual base salaries and/or annual cash incentive opportunities of all executives of the Company at or above the senior vice president level, and (B) that applies substantially equally to all such executives in terms of percentage (and that constitutes less than a 15% reduction of such Annual Base Salary and/or annual cash incentive opportunity), such reduction shall not constitute Good Reason;

(iii)a change in the location where Executive is required to perform Executive’s services to the Company to a location that is greater than fifty (50) miles from such location as of the Effective Date; or
(iv)a material breach of this Agreement by the Company;
provided, however, that the circumstances described in clauses (i)–(iv) above shall not constitute Good Reason unless (A) Executive gives the Company notice of the existence of the applicable event described above within sixty (60) days following the occurrence thereof, (B) the Company does not remedy such event within thirty (30) days after receiving such notice, and (C) Executive terminates employment within sixty (60) days after the end of the cure period specified in clause (B) above.
(d)Notice of Termination. Any termination of Executive’s employment by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 3(f)) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(e)Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any position as an officer, director, or fiduciary of any Company-related entity. Executive hereby agrees to execute any documentation reasonably requested by the Company or any of its affiliates in order to effectuate any such resignation.
(f)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be (which, in the case of a termination by Executive for Good Reason shall be subject to Section 3(c) above), (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination (or such later date as is set forth in such notification); (iii) if Executive resigns or terminates employment without Good Reason, the date on which Executive notifies the Company of such termination (or such later date as is set forth in such notification, provided that the Company may in such case accelerate such date of termination, and any such accelerated termination shall not be considered a termination by the Company), and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”
4.Obligations of the Company upon Termination.
(a)By Executive for Good Reason or by the Company other than for Cause, Death or Disability Not During the Change In Control Period. If, during the Employment

Period, the Company terminates Executive’s employment other than for Cause, death or Disability, or Executive terminates Executive’s employment for Good Reason, and Section 4(b) does not apply, the Company will pay and provide to Executive the amounts and benefits specified in Section 4(a)(i)-(iv) herein:
(i)The Company shall pay to Executive, in a lump sum in cash within thirty (30) days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary earned through the Date of Termination to the extent not theretofore paid; (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(vi) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Incentive Payment earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (to the extent not previously paid); and (D) any accrued vacation and/or personal time off pay to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”);
(ii)Subject to Section 11(b), the Company shall continue to pay Executive the greater of (A) Executive’s Annual Base Salary at the rate in effect at the time of such termination or (B) Executive’s Annual Base Salary at the highest rate in effect for Executive during the nine (9) month period immediately preceding the Date of Termination, for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices; provided, however, that Executive executes and does not revoke the Release (as defined in Section 4(d)) as described in Section 4(d);
(iii)In addition, if Executive was enrolled in the Company’s medical plan at the time of termination of Executive’s employment, the Company shall pay Executive a lump sum amount equal to the monthly COBRA premium for the level of coverage Executive was receiving at the time of termination of employment multiplied by twelve (12); provided, however, that Executive executes and does not revoke the Release as described in Section 4(d), and such lump sum shall be paid on the first payroll date following the date the applicable Release revocation period has expired without the signed Release being revoked; and
(iv)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
It is expressly understood that the Company’s obligations under Sections 4(a)(ii)-(iii) shall cease in the event Executive breaches any of the agreements in Section 8 hereof. Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company other than for Cause, death or Disability, or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(b) By Executive for Good Reason or By the Company other than for Cause, Death, or Disability During the Change in Control Period. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability, or Executive terminates Executive’s employment for Good Reason, during the twelve (12) month period after a Change in Control (as defined below) (the “Change in Control Period”), the Company will pay and provide to Executive the amounts and benefits specified in Section 4(b)(i)-(v) herein and in lieu of the amounts and benefits provided in Section 4(a).

(i)The Company shall pay to Executive, in a lump sum in cash within thirty (30) days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the Accrued Obligations;
(ii)Subject to Section 11(b), the Company shall: (A) continue to pay Executive the greater of (1) Executive’s Annual Base Salary at the rate in effect at the time of such termination, or (2) Executive’s Annual Base Salary at the highest rate in effect for Executive during the nine (9) month period immediately preceding the Date of Termination, for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices; provided, however, that Executive executes and does not revoke the Release as described in Section 4(d); and (B) pay Executive a lump sum amount equal to the target Annual Incentive Payment for the calendar year in which the Date of Termination occurs multiplied by 100%; provided, however, that Executive executes and does not revoke the Release as described in Section 4(d), and such lump sum shall be paid on the first payroll date following the date the applicable Release revocation period has expired without the signed Release being revoked;
(iii)In addition, subject to Section 11(b), the Company shall pay Executive a lump sum amount equal to the product of (A) the Annual Incentive Payment that Executive would have received for the calendar year in which the Date of Termination occurs, based on actual achievement of the applicable performance goals for the calendar year, assuming that Executive’s employment had not been terminated, multiplied by (B) a fraction (x) the numerator of which is the number of days that Executive remained employed during the calendar year in which such Date of Termination occurs and (y) the denominator of which is 365, which shall be paid by the Company to Executive at the time the Company pays the Annual Incentive Payment for such calendar year to similarly situated active employees; provided, however, that Executive executes and does not revoke the Release as described in Section 4(d);
(iv)In addition, if Executive was enrolled in the Company’s medical plan at the time of termination of Executive’s employment, the Company shall pay Executive a lump sum amount equal to the monthly COBRA premium for the level of coverage Executive was receiving at the time of termination of employment multiplied by twelve (12); provided, however, that Executive executes and does not revoke the Release as described in Section 4(d), and such lump sum shall be paid on the first payroll date following the date the applicable Release revocation period has expired without the signed Release being revoked; and
(v)To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
It is expressly understood that the Company’s obligations under Sections 4(b)(ii)-(iv) shall cease in the event Executive breaches any of the agreements in Section 8 hereof. Other than as set forth in this Section 4(b), in the event of a termination of Executive’s employment during the Change in Control Period by the Company other than for Cause, death or Disability, or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.

(c)Cause; Disability; Death; Other than for Good Reason. If Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary earned through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, the Company shall provide Executive (or Executive’s estate or beneficiaries, if applicable) with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within thirty (30) days of the applicable Date of Termination.
(d)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(ii) or 4(a)(iii) or Sections 4(b)(ii), 4(b)(iii), or 4(b)(iv) of this Agreement unless (i) prior to the 60th day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in substantially the form attached hereto as Exhibit A, with updates as needed or desired to reflect changes in applicable law, (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release. Any payments pursuant to Section 4(a)(ii) or 4(a)(iii) or Section 4(b)(ii), (iii), or (iv) that would have been made during the 60-day period following the Date of Termination (as described above) but that are not made because the Release has not yet been signed and become effective will be made in a lump sum on the first payroll date following the date the revocation period has expired without the signed Release being revoked. In the event that the period beginning on Executive’s Date of Termination and ending on the first payroll date following the 60th day after Executive’s Date of Termination begins in one taxable year of Executive, and ends in a second taxable year of Executive, then, to the extent necessary to comply with Section 409A of the Code, the payments that would have otherwise been made pursuant to Sections 4(a)(ii) or 4(a)(iii) or Sections 4(b)(ii), 4(b)(iii), or 4(b)(iv) in the first taxable year shall not be made until the second taxable year. Each payment under Sections 4(a)(ii) or 4(a)(iii) or Sections 4(b)(ii), 4(b)(iii), or 4(b)(iv) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
(e)Change in Control. “Change in Control” means the occurrence of any of the following events:
(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Stock”) of the Company; provided, however, that:
(A)for purposes of this Section 4(e), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors (as defined below), (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary (as defined below), (3) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction (as defined below) that complies with clauses (A), (B) and (C) of Section 4(e)(ii) below;
(B)a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and
(C)if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of more than 50% of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns 50% or less of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
(iii)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 4(e)(ii) above.
(f)“Incumbent Directors” means the individuals who, as of the Effective Date, are members of the Board (“Directors”) of the Company and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Stockholders (as defined below), or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(g)“Stockholder” means an individual or entity that owns one or more shares of common stock, par value $0.001 per share, of the Company.
(h)“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
5.Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.
6.Set-off; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4(a)(ii) or 4(a)(iii) or Sections 4(b)(ii), 4(b)(iii), or 4(b)(iv) by seeking other employment or otherwise.
7.Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
8.Restrictive Covenants.
(a)Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 8(i) gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following sections.
(b)Competitive Activity During Employment. Executive will not compete with the Company anywhere in the world during Executive’s employment with the Company, including, without limitation:
(i)entering into or engaging in any business which competes with the Company’s Business (as defined below);
(ii)soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the Company’s Business;
(iii)diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Company or attempting to do so; or
(iv)promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.
(c)Following Termination. For a period of twelve (12) months following Executive’s termination of employment with the Company, Executive will not:
(i) enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as hereinafter defined);
(ii)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;
(iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or
(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

For the purposes of Sections 8(a), (b), and (c) above and Section 8(h) below, inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.
(d)The “Company.” For the purposes of this Section 8, the “Company” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Company for which Executive worked or had responsibility, or to which Executive had access to confidential or trade secret information, at the time of termination of Executive’s employment and at any time during the two year period prior to such termination.
(e)The Company’s “Business.” For the purposes of this Section 8, the Company’s Business is defined to be the business of researching, developing, marketing, or selling bone marrow-derived, stromal cell-based therapies, and any technology directly related thereto, including any such technology that is part of the Company’s intellectual property portfolio or that is substantially similar to that researched, developed, marketed or sold or contemplated to be researched, developed, marketed or sold by the Company prior to the Date of Termination, as evidenced by the books and records of the Company.
(f)“Restricted Territory.” For the purposes of this Section 8, the Restricted Territory shall be defined as and limited to any geographic areas in the United States or any countries outside the United States where the Company has researched, developed, marketed or sold such technologies, or has plans to expand into, as evidenced by the business and marketing plans of the Company, prior to the Date of Termination.
(g)Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 8(b) or 8(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(h)Non-Solicitation. Executive shall not, directly or indirectly, at any time during Executive’s employment with the Company and for a period of twelve (12) months following Executive’s termination of employment with the Company for any reason, solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary or affiliated or related companies.
(i)Further Covenants. (i) Executive shall not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, information about employee performance and employee evaluations, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets. Upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in this Section 8(i).
(ii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(j)Discoveries and Inventions. Executive does hereby assign to the Company, its successors, assigns or nominees, all of Executive’s rights to any intellectual property, discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.
(k)In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after termination of Executive’s employment with the Company, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others that relates, in any way, to the Company’s Business. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
(l)The Executive’s assignment of intellectual property rights pursuant to this Agreement includes (i) all rights of attribution, paternity, integrity, disclosure and withdrawal, and (ii) all other rights throughout the world sometimes referred to as “moral rights” (collectively “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, the Executive hereby waives such Moral Rights to the extent permitted under applicable law and consents to any and all actions of Company that would otherwise violate such Moral Rights.
(m)Work Made For Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “Items”), including without limitation, any and all such Items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such Items shall belong to the Company. The Item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Athersys, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
(n)Remedies. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate. Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages. Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere.
(o)Reasonableness. Executive acknowledges that Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.
(p)Additional Acknowledgements. Executive acknowledges and agrees that, in the event that Executive becomes subject to any other contractual arrangements with the

Company regarding competition with the Company, the restrictive covenants set forth in this Agreement were executed first and shall be deemed supplemented, and in no event diminished or replaced, by such other contractual arrangements.
9.Successors.
(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of Executive’s employment and Executive’s service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.
11.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation subject to Section 409A.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

12.Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
13.Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein (including, but not limited to, the Prior Agreement); provided, however, that this Section 13 shall not apply to any provisions that are (or may be) contained in any other type of agreement between the Company and Executive that pertain to non-competition, confidentiality, non-disclosure, or other restrictive covenants to which Executive is or may be bound.
14.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:    At the most recent address
on file at the Company.
If to the Company:    Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)    Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
(f)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(g)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right, or any other provision or right of this Agreement.
(h)    With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.
15.Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.
EXECUTIVE

/s/ Ivor Macleod
Ivor Macleod

ATHERSYS, INC.

By /s/ Ismail Kola
Name: Ismail Kola
Title: Chairman of the Board

Exhibit A
Release

A-2